UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2005

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Michael J. Potter, Chairman, Chief Executive Officer and President of Big Lots, Inc. (the “Company”), advised the Company that he entered into a plan designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding insider transactions. Rule 10b5-1 permits directors, officers and other individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company securities. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

Mr. Potter entered into the plan on March 11, 2005, during the Company’s trading window and at a time when he represented to the Company that he was not in possession of material, non-public information about the Company. Mr. Potter’s plan provides for the systematic sale of up to 985,312 of the Company’s common shares, which common shares are issuable upon the exercise of options previously granted to Mr. Potter. The plan provides for sales of specified share amounts at specified market prices, subject to certain limitations (including volume limits), through May 18, 2006, unless terminated earlier in accordance with the terms of the plan. In addition, Mr. Potter has informed the Company that he will publicly disclose any sales made under the plan as required by federal securities laws.

By filing this Current Report on Form 8-K, the Company does not undertake any obligation to report the establishment of future Rule 10b5-1 plans by Mr. Potter or other directors or officers of the Company, or to report modifications, terminations, transactions or other activities under such plans.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: March 15, 2005	By:	/s/ Charles W. Haubiel II

Charles W. Haubiel II Senior Vice President, General Counsel and Corporate Secretary